UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)      June 2, 2015

World Acceptance Corporation
(Exact Name of Registrant as Specified in its Charter)

South Carolina	0-19599	57-0425114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 Frederick Street Greenville, South Carolina 29607
(Address of Principal Executive Offices) (Zip Code)

(864) 298-9801
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2015, World Acceptance Corporation (the “Company”) announced that Mr. A. Alexander (Sandy) McLean, the Company’s Chairman and Chief Executive Officer, will be retiring from his positions as Chief Executive Officer and a Director of the Company effective September 30, 2015.

The Company also announced that the Board of Directors intends to appoint Ms. Janet Lewis Matricciani, the Company’s current Chief Operating Officer, to succeed Mr. McLean as Chief Executive Officer effective upon his retirement and also intends to appoint Ms. Matricciani to fill a current vacancy on the Board. Ms. Matricciani, age 47, has served as the Company’s Chief Operating Officer since January 2014 and has over 26 years of business experience, primarily in the financial services arena. Before joining the Company, she was the Chief Executive Officer of Antenna International, a leading creator of handheld audio, multimedia and virtual tours for museums, cultural and historic sites and tourist attractions, from 2010 through 2013. She also worked as Senior Vice President of Corporate Development for K12 Inc., a technology-based education company, from 2008 through 2010.

The Company further announced that Mr. Ken R. Bramlett, Jr., the Company’s current Lead Independent Director who has served on the Board since 1993, will assume the role of Chairman of the Board effective upon Mr. McLean’s retirement.

The Company issued a press release dated June 2, 2015 announcing the pending changes described above. A copy of the press release is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
Exhibit 99.1	Press release of World Acceptance Corporation dated June 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June, 2015

World Acceptance Corporation

	By:	/s/ John Calmes
John Calmes
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Press release of World Acceptance Corporation dated June 2, 2015